                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           Forstmann & Company, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                   Warshaw Burnstein Cohen Schlesinger & Kuh
                               555 Fifth Avenue
                           New York, New York  10017
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                               Preliminary Copy
                                                                   [INSERT LOGO]


                           FORSTMANN & COMPANY, INC.
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 30, 1994


     The Annual Meeting of Shareholders of Forstmann & Company, Inc. (the "Company") will be held at The 60 East Club, 60 East 42nd Street, New York, New York, at 10:00 a.m., on Wednesday, March 30, 1994, for the following purposes:

     1. To vote on the ratification of an amendment to the Company's By-Laws to increase the number of directors from five to six;

     2. To elect five directors for a term of one year and until their respective successors are elected and qualified;

     3. To elect one additional director being nominated by Odyssey Partners, L.P. (in the event that the proposed amendment to the By-Laws is duly ratified by the shareholders) for a term of one year and until his successor is elected and qualified;

     4. To vote on an amendment to the Company's Common Stock Incentive Plan to increase by 250,000 shares the number of shares of Common Stock reserved for issuance thereunder;

     5. To vote on an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 20,000,000 shares;

     6. To vote on the ratification of the selection of Deloitte & Touche as the Company's independent auditors for the fiscal year ending October 30, 1994; and

     7. To transact such other business as properly may come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on February 1, 1994 as the record date for determining shareholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment or adjournments thereof.

     The Board of Directors appreciates and welcomes shareholder participation in the Company's affairs. Whether or not you plan to attend the Annual Meeting, please vote by completing, signing and dating the enclosed proxy and returning it promptly to the Company in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

                              By Order of the Board of Directors,

                                    Jane S. Pollack
                                    Secretary
February [__], 1994

                               Preliminary Copy

                           FORSTMANN & COMPANY, INC.
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                              -------------------

                                PROXY STATEMENT

                              -------------------

                      1994 ANNUAL MEETING OF SHAREHOLDERS



General Information
- -------------------

     This Proxy Statement is furnished to shareholders of Forstmann & Company, Inc., a Georgia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. on Wednesday, March 30, 1994 at The 60 East Club, 60 East 42nd Street, New York, New York, and any adjournment or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, the attached Notice of Annual Meeting, the accompanying form of proxy and the Annual Report to Shareholders of the Company for the fiscal year ended October 31, 1993 ("Fiscal 1993") are first being mailed to shareholders of the Company on or about February [__], 1994.

     The record date for shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on February 1, 1994 (the "Record Date"). As of the Record Date, 5,585,380 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), were issued and outstanding. All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name. A quorum consists of a majority of the total number of issued and outstanding shares of Common Stock. Assuming a quorum is present, directors are elected by a plurality of the votes cast. Approval of the amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock will require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. Approval of each other matter which is submitted to a vote of the shareholders at the Annual Meeting, including (i) the ratification of the amendment to the Company's By-Laws to increase the number of directors from five to six (without changing the number of Independent Directors, which is two), (ii) the amendment to the Company's Common Stock Incentive Plan to increase the number of shares reserved for issuance thereunder, and (iii) the ratification of the selection of Deloitte & Touche as the Company's independent auditors for the current fiscal year will require that the votes cast in favor of each such matter exceed the votes cast in opposition to such matter. In addition, in order to comply with the provisions of Securities Exchange Act of 1934 (the "Exchange Act") Rule 16b-3, the proposed amendment to the Common Stock Incentive Plan must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Except with respect to this matter, abstentions and broker non-votes will be included in the computation of the number of shares that are present for the purpose of determining the presence of a quorum, but will not be counted in the total number of votes cast and, therefore, will have no effect on the outcome of the vote. With respect to the proposed amendment to the Common Stock Incentive Plan, shares voted as abstaining will be treated as present and entitled to vote on the matter, thus having the effect of a "no" vote on the matter, while broker non-votes will not be considered as shares entitled to vote and, therefore, will not affect the outcome of the vote on the matter. Brokers may vote in their discretion on each of the matters being presented on behalf of their beneficial holders who have not furnished voting instructions within 10 days of the Annual Meeting. A copy of the 1993 Annual Report to Shareholders has been sent to all shareholders.

     A proxy in the accompanying form which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR (i) the ratification of the amendment to the By-Laws to increase the number of directors from five to six,
(ii) the election of the five persons nominated herein by the current Board of Directors as directors, (iii) the amendment to the Common Stock Incentive Plan,
(iv) the amendment to the Amended and Restated Articles of Incorporation, and
(v) the ratification of the selection of Deloitte & Touche as the Company's independent auditors for the current fiscal year; and, in the discretion of the persons named in the proxy, on any other matter as may properly come before the Annual Meeting, (iv) the election of one additional director which Odyssey Partners, L.P., a Delaware limited partnership ("Odyssey Partners") proposes to nominate, assuming that the amendment to the By-Laws to increase the number of directors from five to six is duly ratified.

     Each proxy granted may be revoked by the person granting it at any time (i) by giving written notice to such effect to the Secretary of the Company, (ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Annual Meeting, except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

Ownership of Equity Securities
- ------------------------------

     The following table sets forth the aggregate number of shares of Common Stock of the only persons or groups known to the Company to own beneficially, as of February 1, 1994, 5% or more of the outstanding shares of Common Stock.

Name and Address of                        Amount and Nature of   Percent
Beneficial Owner                           Beneficial Ownership  of Class
- -----------------------------------------  --------------------  ---------

   Odyssey Partners, L.P./(1)/               2,832,713 shares        50.7%
   31 West 52nd Street
   New York, New York 10019

   FMR Corp./(2)/                              588,200 shares        10.5%
   82 Devonshire Street
   Boston, Massachusetts  02109-3614

   Harris Associates, Inc./(3)/                589,000 shares        10.5%
   2 North LaSalle Street, Suite 500
   Chicago, Illinois  60602

   Merrill Lynch Investment                    374,500 shares         6.7%
    Management, Inc./(4)/
   P. O. Box 9011
   Princeton, New Jersey  08540-9011

   David L. Babson & Company, Inc./(5)/        311,700 shares         5.6%
   One Memorial Drive
   Cambridge, Massachusetts  02142-1300

   TCW Management Company/(6)/                 289,534 shares         5.2%
   865 South Figueroa Street
   Los Angeles, California  90017
- -----------------------------

(1) Leon Levy, Jack Nash, Stephen Berger and Joshua Nash, by virtue of being general partners of Odyssey Partners, share voting and dispositive power with respect to the Common Stock owned by Odyssey Partners and, accordingly, may each be deemed to own beneficially the Common Stock owned by Odyssey Partners. Each of the aforesaid persons has expressly disclaimed any such beneficial ownership (within the meaning of Exchange Act Rule 13d-3(d)(1)) which exceeds the proportionate interest in the Common Stock which he may be deemed to own as a general partner of Odyssey Partners. The Company has been advised that no other person exercises (or may be deemed to exercise) any voting or investment control over the Common Stock owned by Odyssey Partners. Odyssey Partners is a private investment firm with substantial equity capital invested in marketable securities and closely-held businesses. Michael E. Barker, a director of the Company, is a principal of Odyssey Partners. Steven M. Friedman, a director of the Company, was, until December 31, 1993, a general partner of Odyssey Partners.

(2) Based on Schedule 13G, dated July 31, 1993, filed with the Securities and Exchange Commission. FMR Corp. ("FMR") is a parent holding company as referred to in Exchange Act Rule 13d-1(b)(ii)(G). Fidelity Management & Research Company

     ("Fidelity"), a wholly-owned subsidiary of FMR and a registered investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), is the beneficial owner of 547,200 of the shares of Common Stock held by FMR as a result of acting as investment adviser to several registered investment companies under the Investment Company Act of 1940 (the "Investment Company Act"). One of such investment companies, Fidelity Contrafund, owns 281,400 of such shares of Common Stock. Mr. Edward C. Johnson, III, together with various trusts for the benefit of members of his family, form a controlling group with respect to FMR. Neither FMR nor Mr. Johnson has the sole power to vote the shares of Common Stock beneficially owned by Fidelity, which power resides with the Boards of Trustees of the funds for which Fidelity acts as investment adviser. Fidelity Management Trust Company ("Fidelity Trust'), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of the remaining 41,000 shares of Common Stock held by FMR. FMR, through its control of Fidelity Trust, has sole voting and dispositive power over the shares of Common Stock beneficially owned by Fidelity Trust.

(3) Based on Schedule 13G, dated May 7, 1993, filed with the Securities and Exchange Commission. Harris Associates, Inc. ("Harris") is the sole general partner of Harris Associates L.P., a Delaware limited partnership and a registered investment adviser under the Advisers Act ("Harris Associates"). Harris Associates serves as an investment adviser to the Oakmark Fund, a series of the Harris Associates Investment Trust, and may be deemed to beneficially own the 403,000 shares of Common Stock held by such fund. In addition, Harris Associates beneficially owns 186,000 shares of Common Stock which were acquired on behalf of discretionary and other advisory clients.

(4) Based on Schedule 13G, dated February 4, 1993, filed with the Securities and Exchange Commission. The Common Stock beneficially owned by Merrill Lynch Investment Management, Inc. includes Common Stock held by its subsidiary, Fund Asset Management, Inc. ("Asset Manager"), and by Merrill Lynch Phoenix Fund, Inc. ("Phoenix Fund"), registered investment companies under the Investment Company Act. Asset Manager acts as an investment adviser to the Phoenix Fund and may be deemed to beneficially own the Common Stock held by such fund.

(5) Based on Schedule 13G, dated January 24, 1994, filed with the Securities and Exchange Commission. David L. Babson & Company, Inc., a registered investment adviser under the Advisers Act, is the beneficial owner of 311,700 shares of Common Stock with sole dispositive power over such shares. It has sole voting power with respect to 272,800 of such shares and shared voting power with respect to the remaining 38,900 of such shares.

(6) Based on Schedule 13G, dated February 9, 1993, filed with the Securities and Exchange Commission. TCW Management Company, a Nevada corporation, is a parent holding company as referred to in Exchange Act Rule 13d-1(b)(ii)(G), and the parent company of Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Exchange Act, and TCW Asset Management Company, a California corporation and a registered investment adviser under the Advisers Act.

     Set forth below is information, as of February 1, 1994, with respect to the beneficial ownership of the Common Stock by (i) the five nominees of the Board of Directors for election as directors of the Company (which consists of all current directors), (b) the additional proposed nominee of Odyssey Partners for election as a director of the Company, (c) the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company during Fiscal 1993, and (d) all current directors and executive officers of the Company, as a group (12 persons).

                                     Amount and Nature of      Percent
Name                              Beneficial Ownership /(1)/  of Class
- --------------------------------  --------------------------  ---------

   Michael E. Barker                                  0/(2)/       ---
   Stephen Berger                             2,832,713/(3)/      50.7%
   Cameron Clark, Jr.                             1,000             *
   F. Peter Libassi                                   0            ---
   Steven M. Friedman                                 0/(4)/       ---
   Fred D. Matheson                              15,833/(5)/        *
   Richard Pactor                                15,833/(5)/        *
   Peter Roaman                                  16,533/(6)/        *
   Christopher L. Schaller                       73,333/(7)/       1.3%
   William B. Towne                              19,833/(8)/        *

   All directors and executive                2,977,744/(9)/      53.3%
   officers as a group
- -----------------------

*    Less than 1%.

(1) Each individual listed below has sole investment and voting power except as otherwise indicated.

(2) Mr. Barker has an option to purchase 85,019 shares from Odyssey Partners, Mr. Barker's employer, for services rendered to Odyssey Partners, exercisable through August 5, 1997 at an exercise price of $8.37 per share plus 8% per annum interest on $5.44 of such purchase price during the period from August 5, 1992 until exercise. These shares comprise part of the shares beneficially owned by Odyssey Partners. If not exercised by its expiration date, the option will be converted automatically into a stock appreciation right on the same terms. If the option is exercised, Odyssey Partners will retain sole voting and dispositive power over the purchased shares.

(3)  Consists of the shares owned by Odyssey Partners.  As reflected in footnote
     (1) to the preceding table, Mr. Berger is a general partner of Odyssey Partners and may be deemed to own beneficially the shares owned by Odyssey Partners. Mr. Berger has disclaimed beneficial ownership in such shares to the extent that such beneficial ownership exceeds the proportionate interest in such shares that he may be deemed to own as a general partner of Odyssey Partners.

(4) Mr. Friedman has an indirect financial interest in, a portion of the shares owned by Odyssey Partners which are listed above for Mr. Berger. Mr. Friedman does not have any voting or dispositive power over any shares owned by Odyssey Partners.

(5) Represents shares issuable upon exercise of currently exercisable options under the Company's Common Stock Incentive Plan.

(6) Consists of (a) 15,833 shares issuable upon exercise of currently exercisable options under the Company's Common Stock Incentive Plan, and
     (b) 700 shares held in an individual retirement account.

(7) Includes 68,333 shares issuable upon exercise of currently exercisable options under the Company's Common Stock Incentive Plan.

(8) Consists of (a) 15,833 shares issuable upon exercise of currently exercisable options under the Company's Common Stock Incentive Plan, (b) 500 shares held in an individual retirement account, (c) 500 shares in which Mr. Towne and his wife share voting and investment power, (d) 1,500 shares held by a trust of which Mr. Towne and his wife are co-trustees and their children are the beneficiaries, as to which Mr. Towne has disclaimed beneficial ownership, and (e) 1,500 shares held by a trust in which Mr. Towne is the trustee and his niece is the beneficiary, as to which Mr. Towne has disclaimed beneficial ownership.

(9) Includes shares issuable upon exercise of currently exercisable options under the Company's Common Stock Incentive Plan. The shares which may be deemed to be beneficially owned by Mr. Barker are included in the shares owned by Odyssey Partners which are listed above as beneficially owned by Mr. Berger.

     Based upon a review of information received by the Company, none of the persons referred to above failed to file timely with the Securities and Exchange Commission any report required to be filed during Fiscal 1993 pursuant to
Section 16(a) of the Exchange Act.


                    RATIFICATION OF AMENDMENT TO THE BY-LAWS
                           (ITEM 1 ON THE PROXY CARD)

     Section 3.2 of the Company's By-Laws currently provides that the Board of Directors "shall consist of five members, at least two of whom (the "Independent Directors") are neither officers or employees of the Company or any of its affiliates." Odyssey Partners has proposed to the Board of Directors that the Board of Directors be increased from five to six members. Expanding the size of the Board of Directors will enable another person, who may be considered to be an affiliate of Odyssey Partners, to be elected to the Board of Directors so that the composition of the Board of Directors may represent better Odyssey Partners' 50.7% ownership of the Company's outstanding Common Stock.

     The Board of Directors believes that an increase in the size of the Board of Directors would be in the best interests of the Company and its shareholders because the decision-making process of the Board of Directors would be enhanced by the added experience, expertise and viewpoint of an additional director, and an enlarged Board of Directors would enable the responsibilities of its members (each of whom, except for Mr. Schaller, has full-time employment with a third party) to be reallocated amongst a larger group. Accordingly, the Board of Directors on February 18, 1994, subject to ratification by the shareholders at the Annual Meeting, increased the size of the Board of Directors to six members by amending Section 3.2 of the By-Laws of the Company to read as follows (changes underlined):

          3.2  Number of Directors.  The Board of Directors shall consist of six
               --------------------                                          ---
     (6) members, at least two of whom are neither officers nor employees of the
     ---        -                                           -
     corporation or any of its Affiliates (the "Independent Directors"). For purposes of this Article III, Affiliate means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the corporation.

     The Board of Directors currently consists of Michael E. Barker, Cameron Clark, Jr., Steven M. Friedman, F. Peter Libassi and Christopher L. Schaller. Messrs. Barker and Friedman may be considered to be affiliated with Odyssey Partners. Messrs. Clark and Libassi are considered to be Independent Directors.

     The By-Laws permit amendments thereto to be adopted either by majority vote of the directors then holding office or by majority vote of the shareholders. Although the Board of Directors has the power to adopt the proposed amendment to the By-Laws without shareholder action, in light of the interests of certain of its members in this matter, the Board of Directors determined to adopt the proposed amendment to the By-Laws subject to ratification by the shareholders. Odyssey Partners owns a majority of the outstanding Common Stock and has indicated to the Board of Directors that it intends to vote all of its shares for ratification of the proposed amendment, which would assure approval of such amendment.

     Assuming the proposed amendment is ratified by the shareholders, Odyssey Partners has the voting ability, by virtue of its position as majority shareholder, and intends, to elect an additional person who may be considered to be affiliated with Odyssey Partners as a director of the Company. See "Election of Additional Director." As a result, persons who may be considered to be affiliates of Odyssey Partners will constitute half of the Board of Directors.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE AMENDMENT TO THE BY-LAWS.


                           ELECTION OF FIVE DIRECTORS
                           (ITEM 2 ON THE PROXY CARD)

     The Company's By-Laws currently provide that the Board of Directors is to consist of five members. At least two directors must be neither officers nor employees of the Company or of any person directly or indirectly controlling the Company ("Independent Directors"). Cameron Clark, Jr. and F. Peter Libassi, each of whom currently serves as a director, have been nominated to serve as Independent Directors of the Company.

     At the Annual Meeting, assuming that the amendment to the By-Laws is duly ratified by the shareholders, six persons will be elected to the Board of Directors to serve until the next annual meeting and until their respective successors are elected and qualified. In the unlikely event that the proposed amendment is not ratified, Odyssey Partners has indicated to the Board of Directors that it will not nominate the additional person being proposed by Odyssey Partners.

Nominees of the Board of Directors
- ----------------------------------

     The persons named in the accompanying form of proxy, unless otherwise instructed, intend to vote the shares of Common Stock represented by valid proxies FOR the election of the five persons named in the following table, who have been designated by the Board of Directors. In the event that any of the nominees of the Board of Directors is unable to continue to be available for election, the persons named in the accompanying form of proxy will have discretionary power to vote for a substitute and will have discretionary power to vote or withhold their vote for any additional nominees named by shareholders. There are no circumstances presently known to the Board of Directors which would render any of the following persons unavailable to serve as a director, if elected.

                                                                    Director
Name                          Age      Principal Occupation           Since
- ----------------------------  ---  -----------------------------  -------------

   Michael E. Barker           46  Principal of Odyssey Partners  May 1990

   Cameron Clark, Jr.          71  President and Chief Executive  December 1991
                                   Officer of Production Sharing
                                   International, Ltd.

   Steven M. Friedman          39  General Partner of             December 1988
                                   EOS Partners, L.P.

   F. Peter Libassi            63  Dean of the Barney School      February 1994
                                   of Business and Public
                                   Administration of the
                                   University of Hartford

   Christopher L. Schaller     52  Chairman of the Board,         April 1990
                                   President and Chief
                                   Executive Officer
                                   of the Company

     The business experience during the past five years, and the current directorships in reporting companies under the Exchange Act, of each of the foregoing persons is as follows:

     Michael E. Barker has been a principal of Odyssey Partners since July 1989. Prior thereto, he served as Executive Vice President of Avon-Brazil S.A. (a manufacturer and distributor of cosmetic products). He is also a director of the following reporting companies: The Caldor Corporation (a chain of discount retail stores), Gundle Environmental Systems, Inc. (a manufacturer of liners for waste disposal sites), MB Communications, Inc. (a manufacturer and marketer of data communications and related computer connectivity products) and Revell-Monogram, Inc. (a manufacturer of toy kits).

     Cameron Clark, Jr. has been President and Chief Executive Officer of Production Sharing International, Ltd., the principal business of which is third world industrial development, since January 1979.

     F. Peter Libassi has been Dean of the Barney School of Business and Public Administration of the University of Hartford since February 1993. For more than the five years prior thereto, he was Senior Vice President for Corporate Communications of Travelers Corporation (an insurance company). Since January 1993, Mr. Libassi also has been of counsel to the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand.

     Steven M. Friedman has been a General Partner of EOS Partners, L.P. (a private investment firm) since January 1, 1994. For more than the five years prior thereto, he was a General Partner of Odyssey Partners. Mr. Friedman was Chairman of the Board of the Company from October 1990 to March 1992, and a Vice President of the Company from December 1988 to March 1992. Mr. Friedman is a director of the following reporting companies: The Leslie Fay Companies, Inc. (a womenswear designer and manufacturer), which is a customer of the Company, The Caldor Corporation, Eagle Food Centers, Inc. (a chain of grocery stores), Gundle Environmental Systems, Inc., MB Communications, Inc., Revell-Monogram, Inc. and JPS Textiles Group, Inc. (a textile manufacturer).

     Christopher L. Schaller joined the Company in April 1990 as President and Chief Operating Officer, at which time he also was elected a director. Mr. Schaller became Chief Executive Officer in October 1990 and Chairman of the Board of Directors in March 1992. Immediately prior to joining the Company, Mr. Schaller was President of the Apparel Fabrics Division of WestPoint Stevens, Inc. (a textile manufacturer).


                        ELECTION OF ADDITIONAL DIRECTOR
                           (ITEM 3 ON THE PROXY CARD)

     If the amendment to the By-Laws is ratified by the shareholders, Odyssey Partners proposes to nominate the following person (who is not currently a director of the Company) to be elected to the Board of Directors to serve until the next annual meeting and until his successor is elected and qualified. The person named in the accompanying form of proxy, unless otherwise instructed, intend to vote the shares of Common Stock represented by valid proxies for the election of the proposed nominee. In the event that such proposed nominee is unable to continue to be available for election, Odyssey Partners intends to nominate a substitute acceptable to the Board of Directors. There are no circumstances presently known to Odyssey Partners which would render its proposed nominee unavailable to serve as a director, if elected.

       Name              Age        Principal Occupation
       ----              ---        --------------------

     Stephen Berger       54        General Partner of Odyssey Partners

     The business experience during the past five years, and the current directorships in reporting companies under the Exchange Act, of the foregoing person is as follows:

     Stephen Berger has been a general partner of Odyssey Partners since July 1, 1993. From July 1990 to July 1993, Mr. Berger was employed by General Electric Capital Corporation, most recently as Executive Vice President and as Chairman and Chief Executive Officer of its subsidiary, Financial Guaranty Insurance Corporation. Immediately prior thereto, Mr. Berger served as the Executive Director of the New York and New Jersey Port Authority. Mr. Berger is a director of the following reporting companies: MB Communications, Inc., Hugoton Energy Corporation (a natural gas exploration and production company) and The Scotsman Group, Inc. (a lessor of mobile office units).


The Board of Directors and Committees Thereof
- ---------------------------------------------

     Directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. During Fiscal 1993, there were six meetings of the Board of Directors, and each director attended all of the meetings of the Board of Directors and of the Committees thereof, if any, on which he served.

     The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee; nominations for directorships are made by vote of the Board of Directors. The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     Audit Committee. The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements. The Audit Committee also has responsibility for
(i) reviewing the proposed scope and results of the audit, (ii) reviewing the Company's financial condition and results of operations, (iii) considering the adequacy of the Company's internal accounting and control procedures, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors, and ensuring that the performance of such tasks will not impair the auditors' independence. The Audit Committee also reviews, at least annually, the terms of all material transactions and arrangements between the Company and its affiliates. Members of the Audit Committee may not be employees of the Company, and not more than one member may be affiliated with or represent the interest of a shareholder of the Company beneficially owning 20% or more of the outstanding Common Stock. The current members of the Audit Committee are Messrs. Barker and Clark, with Mr. Clark serving as Chairman. During Fiscal 1993, the Audit Committee held six meetings.

     Compensation Committee. The Compensation Committee determines the compensation paid to the Company's executive officers and key employees. The Compensation Committee is also responsible for the administration and award of stock options under the Company's Common Stock Incentive Plan, and the implementation of the management incentive compensation plans. The current members of the Compensation Committee are Messrs. Clark and Friedman, with Mr. Friedman serving as Chairman. Both members are "disinterested directors" within the meaning of Rule 16b-3 under the Exchange Act. During Fiscal 1993, the Compensation Committee held four meetings.

Executive Compensation
- ----------------------

Summary of Compensation in Fiscal 1993, Fiscal 1992 and Fiscal 1991

     The following summary compensation table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company during Fiscal 1993 and the fiscal years ended November 1, 1992 ("Fiscal 1992") and October 27, 1991 ("Fiscal 1991").

                                                                            Long-Term
                                            Annual Compensation            Compensation
                                   ----------------------------------         Awards
                                                                           ------------
                                                            Other Annual                   All Other
Name and                    Fiscal                           Compensation  Options         Compensation
Principal Position          Year    Salary    Bonus/(1)/     /(2)(3)/      (Shares)/(4)/     /(3)(5)/
- -------------------        ------  --------  -----------    -------------  -------------   ------------
Christopher L. Schaller      1993  $360,833    $114,141          $ 5,198          10,000      $  3,991
 President and Chief         1992   340,000      65,960            5,198          65,000         2,287
 Executive Officer           1991   290,000      96,994                -               0             -

Richard Pactor               1993   232,292      73,480            6,398          10,000         6,351
 Executive Vice              1992   220,833      42,842            5,905          12,500        41,339
 President-Product           1991   200,000      66,712                -               0             -
 Development

Fred D. Matheson             1993   220,000      69,592           73,132          10,000         1,376
 Executive Vice              1992   200,000      38,800           10,149          12,500             0
 President -                 1991   166,667      55,744                -               0             -
 Manufacturing

William B. Towne             1993   218,333      69,065            7,204          10,000           911
 Executive Vice              1992   200,000      38,800            6,417          12,500           357
 President and               1991   158,750      53,096                -               0             -
 Chief Financial
 Officer

Peter Roaman                 1993   216,667      68,537            7,190          10,000             0
 Executive Vice              1992   197,917      38,396            6,350          12,500        62,943
 President-                  1991   166,667      55,744                -               0             -
 Marketing
- ----------------------

(1) The amount of any bonus earned for a fiscal year, although included in the fiscal year earned, is actually determined and paid after the end of the fiscal year.

(2) Represents tax liability reimbursed by the Company arising from (a) contributions made by the executive officer and for investment earnings thereon under a Company employee savings plan, which is discussed below under "Non-Qualified Salaried Employees' Savings, Investment and Profit Sharing Plan", and (b) personal use of Company owned vehicles by the executive officer. The amounts for Mr. Matheson include reimbursement of relocation expenses of $65,161 and $3,026 in Fiscal 1993 and Fiscal 1992, respectively.

(3) In accordance with the transitional provisions applicable to the rules of the Securities and Exchange Commission, information with respect to Fiscal 1991 has not been included.

(4) Represents incentive stock options granted under the Company's Common Stock Incentive Plan (a) on September 18, 1992 to purchase the stated number of shares of Common Stock at an exercise price of $9.00 per share, exercisable on or after November 1, 1993, and (b) on December 8, 1992 to purchase the stated number of shares of Common Stock at an exercise price of $6.75 per share, exercisable for one-third of such shares commencing on each of December 8, 1993, December 8, 1994 and December 8, 1995. The options granted on September 18, 1992, when the fair market value of the Common Stock was $5.25 per share, were granted in substitution for canceled options with identical terms granted in March 1992. The options granted on December 8, 1992 were granted at fair market value.

(5) Represents (a) amounts paid as premiums for group life insurance, and (b) non-recurring payments in Fiscal 1992 to Mr. Pactor and Mr. Roaman based on a previous commitment relating to an investment made in 1989 in the former parent of the Company. In addition, each of the named executive officers was granted an Equity Referenced Award ("ERA") during Fiscal 1992, which is discussed below under "Common Stock Incentive Plan and ERAs". Although the Company is accruing the expense relating to the ERAs, the dollar value of amounts earned by each executive officer on his ERA during Fiscal 1993 cannot be calculated since an ERA is not vested unless the executive officer remains in the Company's employ until March 1995 (or until his earlier death, disability or termination without cause or after a change in control of the Company), and cannot be exercised unless the Common Stock maintains a market price of at least $9.00 per share for a period of 30 consecutive days after vesting. Upon exercise of his ERA, Mr. Schaller would receive $585,000 and each of the other executive officers would receive $112,500.

Stock Options Granted in Fiscal 1993

     The following table sets forth information concerning individual grants of stock options made during Fiscal 1993 to each executive officer named below. The Company did not grant any stock appreciation rights during Fiscal 1993.


                                                                              Potential Realizable Value
                                                                              at Assumed Annual Rates of
                                                                               Stock Price Appreciation
                                         Individual Grants                          for Option Term
                           ------------------------------------------------   ---------------------------

                                      % of Total
                                      Options
                           Options    Granted to      Exercise
                           Granted    Employees in    Price      Expiration
Name                       (shares)   Fiscal Year     ($/Sh)     Date/(1)/           5%            10%
- -----                      -------    ------------    --------   ----------       ------         ------
Christopher L. Schaller     10,000        7.3%          $6.75      12/7/02        $3,375         $6,750

Richard Pactor              10,000        7.3%          $6.75      12/7/02        $3,375         $6,750

Fred D. Matheson            10,000        7.3%          $6.75      12/7/02        $3,375         $6,750

William B. Towne            10,000        7.3%          $6.75      12/7/02        $3,375         $6,750

Peter Roaman                10,000        7.3%          $6.75      12/7/02        $3,375         $6,750
- ------------------------

(1) The options were granted by the Compensation Committee pursuant to the Company's Common Stock Incentive Plan on December 8, 1992, when the fair market value of the Common Stock was $6.75 per share, and are exercisable for one third of the shares commencing on each of December 8, 1993, December 8, 1994 and December 8, 1995.


Stock Options Held at the End of Fiscal 1993

     The following table indicates the total number of exercisable and unexercisable stock options granted under the Company's Common Stock Incentive Plan held by each executive officer named below on October 31, 1993, the last day of Fiscal 1993. No options to purchase Common Stock were exercised during Fiscal 1993 and no stock appreciation rights were outstanding during Fiscal 1993. On October 29, 1993, the last trading day in Fiscal 1993, the last sales price of the Common Stock on the Nasdaq National Market System ("Nasdaq National Market") was $11.50 per share.

                                    Number of
                              Securities Underlying         Value of Unexercised
                               Unexercised Options        In-the-Money Options at
                                at Fiscal Year End            Fiscal Year End
                           ----------------------------  --------------------------
          Name              Exercisable   Unexercisable  Exercisable  Unexercisable
- -------------------------  -------------  -------------  -----------  -------------
Christopher L. Schaller    68,333 shares  6,667 shares      $178,332        $31,668

Richard Pactor             15,833 shares  6,667 shares      $ 47,082        $31,668

Fred D. Matheson           15,833 shares  6,667 shares      $ 47,082        $31,668

William B. Towne           15,833 shares  6,667 shares      $ 47,082        $31,668

Peter Roaman               15,833 shares  6,667 shares      $ 47,082        $31,668


Retirement Pension Plan

     The Company maintains a Retirement Pension Plan (the "Pension Plan") for its salaried employees. The Pension Plan is a defined benefit pension plan providing a formula benefit for employees 21 years of age or older who have completed one year of service with the Company. The Pension Plan generally takes into account credited service and annual compensation earned under the pension plan of a predecessor of the Company (the "Predecessor Plan"), but the benefit payable from the Pension Plan, depending on the circumstances, may be reduced by any benefit payable under the Predecessor Plan.

     The following table shows the estimated annual benefits upon retirement to participants in the Pension Plan in specified annual compensation and years of credited service classifications. The amounts shown are subject to the maximum benefit limitations set forth in Section 415 of the Internal Revenue Code of 1986 (the "Code") and are subject to reduction for amounts payable under the Predecessor Plan. The pension benefits shown are based upon retirement at age 65 and the payment of a single-life annuity to the participants. The pension benefits in the table do not reflect the limitation under Section 401(a)(17) of the Code on the maximum amount of annual compensation ($150,000 effective February 1, 1994 (the "Code Limitation")), that can be utilized for determining benefits.


                                            Years of Credited Service at Retirement
 Highest Five Year Average    -------------------------------------------------------------------
  Annual Compensation/(1)/       5        10        15        20        25        30        35
- ----------------------------  -------   -------  --------  --------  --------  --------  --------
          $100,000            $ 6,930   $13,860  $ 20,790  $ 27,720  $ 34,650  $ 41,580  $ 48,510
          150,000              10,680    21,360    32,040    42,720    53,400    64,080    74,760
          200,000              14,430    28,860    43,290    57,720    72,150    86,580   101,010
          250,000              18,180    36,360    54,540    72,720    90,900   109,080   127,260
          300,000              21,930    43,860    65,790    87,720   109,650   131,580   153,510
          350,000              25,680    51,360    77,040   102,720   128,400   154,080   179,760
          400,000              29,430    58,860    88,290   117,720   147,150   176,580   206,010
          450,000              33,180    66,360    99,540   132,720   165,900   199,080   232,260
          500,000              36,930    73,860   110,790   147,720   184,650   221,580   258,510
          550,000              40,680    81,360   122,040   162,720   203,400   244,080   284,760
          600,000              44,430    88,860   133,290   177,720   222,150   266,580   311,010
          650,000              48,180    96,360   144,540   192,720   240,900   289,080   337,260
- ----------------------------

(1) Annual compensation is the amount reportable on a participant's Form W-2 for federal income tax purposes, and consists of the amounts reported in the table included under "Summary of Compensation in Fiscal 1993, Fiscal 1992 and Fiscal 1991" as salary, bonus, other annual compensation and all other compensation.

Credited years of service for benefit accrual under the Pension Plan, as of January 31, 1994, for the following executive officers are:

          Christopher L. Schaller . . . . . . . . . . . . . . . . . .  3 years
          Fred D. Matheson  . . . . . . . . . . . . . . . . . . . . .  3 years
          Richard Pactor   . . . . . . . . . . . . . . . . . . . . .   5 years
          Peter Roaman  . . . . . . . . . . . . . . . . . . . . . . .  4 years
          William B. Towne  . . . . . . . . . . . . . . . . . . . . .  3 years

     A participant's annual pension payable as of his or her normal retirement date at age 65 will be equal to 1% of that portion of the participant's "final average compensation" (as defined in the Pension Plan) which is equal to the "social security integration level" (as defined in the Pension Plan) in effect for the year in which the participant retires, plus 1-1/2% of that portion of the participant's final average compensation in excess of the social security integration level, multiplied by the number of years of credited service not to exceed 35 years. A reduced pension benefit is payable upon (i) early retirement at or after age 55, (ii) death, under certain circumstances, and (iii) disability if the participant has completed at least five years of vesting service. A reduced pension benefit is also payable, at the election of a participant who terminates employment after completing at least five years of vesting service, at any time at or after age 55. Generally, the payment of benefits will be in the form of a straight life annuity for participants who are not married and a joint and survivor annuity for those who are married.


Supplemental Retirement Plans

     In response to the Code Limitation, which substantially reduces the amount of annual compensation that can be considered under the Pension Plan, the Company approved an auxiliary nonqualified retirement plan (the "Supplemental Plan") applicable to all employees whose annual compensation exceeds the Code Limitation. The Supplemental Plan will provide a retirement benefit, payable only if and when the participant or the participant's beneficiary commences receiving a benefit under the Pension Plan, equal to the difference between the benefit the participant or the participant's beneficiary would have received had the Code Limitation not existed and the amount of the benefit being received under the Pension Plan.

     Executive officers of the Company having a position of Executive Vice President or higher, upon attaining age 50, are eligible to participate in the Company's Supplemental Retirement Benefit Plan (the "SERP"). Messrs. Schaller and Pactor are currently the only participants in the SERP. The Company's contributions to the SERP are paid to a trust for the benefit of participants.
A participant who retires at or after age 62 who does not elect an optional form of payment will receive until death (i) monthly amounts equal to the greater of
(a) the annuity benefit that would be payable to him for such month under the Pension Plan after application of the Code Limitation, or (b) the annuity benefit that, as of the date he became a participant, was expected to be payable to him, as aforesaid, for such month under the Pension Plan, and (ii) continued welfare benefits (such as medical insurance) for himself, his spouse and his eligible dependents. Based on such provisions, the annual benefit payable under the SERP at age 62 for Messrs. Schaller and Pactor would be $62,094 and $37,792, respectively. Alternatively, a participant may elect to have his supplemental income benefit paid in a lump sum, in five equal annual installments, or as a joint and survivor annuity. A participant who voluntarily resigns before age 62 will receive, on his 62nd birthday, the following: (i) if he was employed by the Company for at least two-thirds of his anticipated service period (the period commencing on the date he became a participant and ending on his 62nd birthday), a lump sum payment that is the actuarial equivalent of two-thirds of the normal form of payment he would have received had he continued in the Company's employ until age 62 and (ii) if he was employed by the Company for at least one-third (but less than two-thirds) of his anticipated service period, a lump sum payment that is the actuarial equivalent of one-third of the normal form of payment he would have received had he continued in the Company's employ until age 62. If a participant dies while employed, his beneficiary will receive a lump sum payment that is the actuarial equivalent of the normal form of payment the participant would have received had he continued in the Company's employ until age 62. If a participant is terminated from employment without cause or after a change in control, he will receive the same supplemental income benefit (actuarially reduced for payment prior to age 62) and the same welfare benefits he would have received had he continued in the Company's employ until age 62. No payment may be made under the SERP to a participant whose employment is terminated for cause.

Non-Qualified Salaried Employees' Savings, Investment and Profit Sharing Plan

     The Company maintains a Non-Qualified Salaried Employees' Savings, Investment and Profit Sharing Plan (the "Savings Plan") for its "highly compensated employees" (as defined in Section 414(q) of the Code) who are 21 years of age or older and who have completed one year of service. A participant may make contributions of 2% through 6% of base pay on an after-tax basis. The Company may "gross-up" or reimburse the participants for their tax liability relating to the amount contributed by them to the Savings Plan, and did so for their contributions during Fiscal 1993. The Company may match each participant's contributions at a percentage determined in the Company's sole discretion. In addition, if the consolidated net income per share of Common Stock ("Net Earnings") for any fiscal year exceeds the average Net Earnings for the three immediately preceding fiscal years, the Company may, in its sole discretion, make a contribution with respect to each active participant equal to such participant's contributions for the fiscal year multiplied by the profit improvement percentage (but not more than 50%), which is such excess divided by the average Net Earnings. No matching or profit improvement contributions were made by the Company during Fiscal 1993.

     Accounts are maintained for each participant and the contributions of each participant and any Company contributions (and net earnings thereon) are allocated to these accounts. Assets of the Savings Plan are invested in various investment funds and a participant may designate the manner in which assets allocated to the participant's account may be apportioned among the funds. A participant is always 100% vested with respect to the participant's own contributions (and net earnings). Other amounts generally vest at a rate of 20% for each year of service with the Company, except that a participant will be 100% vested in the event of the participant's death while employed, retirement at or after age 55, termination of employment because of lay-off or involuntarily without cause, or the termination of the Savings Plan. Upon the occurrence of any such event, the value of the participant's accounts will be paid to the participant or the participant's beneficiary in cash, either in a single payment or in quarterly installments. If installments are chosen, the unpaid balance will continue to share in the income, gains or losses of the Savings Plan.


Common Stock Incentive Plan and ERAs

     In January 1992, the Board of Directors adopted a stock option plan for all key employees of the Company pursuant to which incentive stock options, within the meaning of Section 422 of the Code ("ISOs") were granted in March 1992 to each of Christopher L. Schaller, Fred D. Matheson, Richard Pactor, Peter Roaman and William B. Towne to purchase an aggregate of 115,000 shares of Common Stock at $9.00 per share. Simultaneously, each executive received equity referenced deferred incentive awards ("ERAs") covering the same number of shares of Common Stock as the ISOs granted to him on such date. The ERAs generally vest three years after the date of grant and are exercisable only if, after vesting, the Common Stock maintains a market price of at least $9.00 per share for a continuous period of 30 days. Upon exercise, the ERAs have a value of $9.00 multiplied by the number of shares which were covered by such executive's March 1992 ISOs, and which would have permitted each executive to be reimbursed, on a pre-tax basis, for the exercise price of such ISOs. The ERAs are independent of the ISOs and may be exercised by the executive irrespective of whether the ISOs are exercised.

     In September 1992, the Board of Directors terminated the January 1992 stock option plan and the ISOs issued thereunder were canceled. Such action did not affect the granted ERAs. Simultaneously with such termination, the Board of Directors adopted a new Common Stock incentive plan (the "Common Stock Incentive Plan") and the Compensation Committee issued new ISOs thereunder to the same five executive officers at the same exercise price and covering the same number of shares of Common Stock as the canceled ISOs.

     The Common Stock Incentive Plan was approved by the Company's shareholders in March 1993. The number of shares of Common Stock that may be issued under the Common Stock Incentive Plan is 450,000 shares. An increase in the number of shares of Common Stock that may be issued under the Common Stock Incentive Plan is one of the proposals to be voted on at the Annual Meeting. A detailed description of the Common Stock Incentive Plan is provided under "Amendment of the Common Stock Incentive Plan."


Employment Contracts and Termination of Employment and Change in Control Arrangements

     In December 1992, the Company entered into a change in control agreement (the "CIC Agreement") with Mr. Schaller and each of the Company's four Executive Vice Presidents which provides that upon a change in control of the Company, followed by a termination of employment of the executive without appropriate cause (or an event which is deemed to be tantamount to a termination) within 18 months of such change in control, the executive will be entitled to a severance payment equal to the aggregate of two years' base compensation plus an amount equal to his previous year's bonus, if any. The severance payment is subject to reduction if it results in the imposition of an excise tax under the Code. A "change in control," as defined in the CIC Agreement, will be deemed to have occurred if, among other things, the Company's Board of Directors becomes controlled by a shareholder or group of affiliated shareholders, other than Odyssey Partners, beneficially owning more than 20% of the Common Stock, or if any person or entity, including Odyssey Partners, causes a majority of the Board of Directors to consist of individuals affiliated with, or nominated by, such person or entity. No severance is payable under a CIC Agreement if the executive officer is terminated prior to a change of control, regardless of the reason for such termination. A CIC Agreement may be terminated by the Company for any reason upon four years' prior notice.

     After the conclusion of Fiscal 1993, the Company entered into an employment agreement with Mr. Schaller and with each of the Company's four Executive Vice Presidents. Each of these agreements is for a two-year term and is automatically extended so that the unexpired term thereof remains two years, until either the Company or the executive gives two years' advance notice of non-renewal. During the term of their respective agreements, each executive is to receive an annual base salary of not less than the executive's base salary at the time his employment agreement was executed, as follows: Mr. Schaller - $365,000; Mr. Pactor - $237,500; Mr. Matheson - $220,000; Mr. Towne - $220,000;
and Mr. Roaman - $220,000. Each agreement provides that, upon the executive's termination for any reason other than for cause (as defined), disability, death or voluntary resignation and other than under the circumstances covered by his CIC Agreement, the executive will (i) receive a lump sum payment equal to (a) two times the executive's then-current base salary, plus (b) the executive's most recent bonus reduced proportionately to the extent that the current year's adjusted pre-tax earnings are less than such amount in the immediately preceding year, (ii) continue to receive life and health insurance benefits for a two-year period on the same contributory basis that would have been in effect had the executive remained employed by the Company, unless substantially similar coverage is obtained prior thereto at no greater expense to the executive, (iii) become vested in all unvested stock options and ERAs previously granted to the executive, and (iv) be entitled to outplacement consultant services. In addition, Mr. Schaller's agreement provides that, under such circumstances, if he is not fully vested in the Pension Plan or the SERP, he will be granted retirement benefits equal to that which he would have received had his employment not terminated until his vesting dates thereunder.

     The SERP provides that if a participant thereunder is terminated from employment without cause or after a change in control, the participant will receive the same supplemental income benefit (actuarially reduced for payment prior to age 62) and the same welfare benefit he would have received if he continued in the Company's employ until age 62. Mr. Schaller and Mr. Pactor are the only participants in the SERP at the present time, due to the age eligibility requirement for the SERP.

     The ISOs granted in September 1992 to Mr. Schaller and each of the Company's four Executive Vice Presidents provide that if their respective employment is terminated after a change in control of the Company, the options vest immediately and may be exercised at any time until expiration on October 31, 1999. ISOs which are not exercised within three months after termination of employment will be treated as non-qualified stock options under the Code.

     The ERAs granted to Mr. Schaller and each of the Company's four Executive Vice Presidents vest in March 1995, subject to acceleration in the event of termination of the executive's employment without cause or a change in control of the Company. Each ERA terminates if, prior to vesting, the executive's employment terminates voluntarily or for cause.


Compensation of Directors

     Directors who are employees of the Company or an affiliate of the Company receive no compensation for their services as directors. Other directors receive $2,500 for attendance at each meeting of the Board of Directors or committee thereof.


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Cameron Clark, Jr. and Steven M. Friedman. Hubert J. Horan was a member of such Committee until his resignation as a director in November 1993. Mr. Friedman served as a Vice President of the Company and Chairman of the Board of Directors from December 1988 to March 1992. Until December 31, 1993, Mr. Friedman was a general partner of Odyssey Partners, which, directly or indirectly, has been the principal shareholder of the Company since December 1988. See "Ownership of Equity Securities." On December 15, 1992, the Company paid $350,000 to an affiliate of Odyssey Partners in settlement of management fees earned under, and to terminate, a management agreement with such affiliate. In connection with the Company's March 1992 initial public offering, Odyssey Partners purchased from the Company an aggregate of 1,215,000 unregistered shares of Common Stock for $9.00 per share and the Company agreed to grant registration rights to Odyssey Partners with respect thereto. These registration rights have not yet been exercised.

Compensation Committee Report on Executive Compensation
- -------------------------------------------------------

     The annual compensation of executive officers consists of two components, base salary and incentive compensation determined pursuant to the management incentive plan. Salary adjustments are determined and normally implemented on a 12- to 16-month cycle, with the amount of increase dependent upon the performance of the Company, the performance of the executive, any increased responsibilities assumed by the executive and consideration of the competitive marketplace.

     Based on the foregoing factors and a review made in September 1992 by the Compensation Committee, Mr. Schaller's base salary was increased effective January 1993 (14 months after the effective date of the prior increase) by 7.4%
(6.3% annualized) over the preceding amount.   In Fiscal 1992, sales increased
7.4%, while operating income increased 48.4%. The increases in base salary for the four Executive Vice Presidents of the Company effective at various times during the first and second quarters of Fiscal 1993 (reflecting cycles of 14 months) ranged from 5.6% to 10% over the respective Fiscal 1992 levels. Increases in base salaries for other executive officers averaged 6% during Fiscal 1993, and were implemented based on an average 14 month cycle. These increases represented the Company's efforts to ensure equity between its pay scales and those of the Company's competitors, so as to foster the retention of executive officers. Based on a review of management surveys conducted by two major benefits consulting firms and an analysis of the salaries of senior executives of other publicly-traded textile companies, the compensation packages for the Company's executive officers generally approximate the median.

     The Compensation Committee administers the Company's incentive programs in which members of management selected by the Compensation Committee participate. The program for executive officers and executives reporting directly to the President annually awards cash to a maximum of 50% of the executive's base salary. The actual award is based upon a combination of the Company's level of achievement of its strategic and operating goals established by the Compensation Committee (weighted 75%) and each individual participant's level of
accomplishment of specific objectives (weighted 25%).   Participant objectives
include individual contributions, participation as part of the senior management team, ability to manage and motivate reporting employees and the achievement of assigned projects. Awards are determined annually after the close of each fiscal year and usually paid before the end of the calendar year.

     The management incentive program establishes minimum, maximum and target goals of operating income after deduction of variable interest charges ("Adjusted Operating Income"). The Adjusted Operating Income for Fiscal 1993 was $20.0 million, as compared to $14.7 million for Fiscal 1992, an improvement of $5.3 million or 36%. For Fiscal 1993, the percentage of base salary awarded as incentive compensation attributable to Company performance amounted to 24.6% for all executive officers, as compared to 13.4% for Fiscal 1992. In Fiscal 1993, sales increased 11.7%, while operating income increased 21.8%. The amount of incentive compensation attributable to the individual component in Fiscal 1993, 7.07%, has historically been identical for each of the five senior executive officers because of the interdependence of the President and the four Executive Vice Presidents in achieving the Company's goals, and the success of all of them in achieving their individual objectives. Bonuses for Mr. Schaller and each of the Executive Vice Presidents for Fiscal 1993 amounted to 31.6% of base salary. Bonuses for the other executive officers averaged 31.7%.

     During the last quarter of Fiscal 1993, the Compensation Committee commenced the process of reviewing the Company's management incentive compensation programs, and engaged a benefits consulting firm for assistance. The review, and any changes to the incentive programs implemented as a result thereof, are anticipated to be determined during Fiscal 1994.

     The Compensation Committee believes that equity ownership by management is beneficial in aligning management's and shareholders' interests in enhancing shareholder value. Therefore, in December 1992 (Fiscal 1993), the Compensation Committee awarded incentive stock options, generally exercisable only if the optionee is employed by the Company at the time of exercise, for an aggregate of 137,800 shares of Common Stock to approximately 130 management-level employees, including all the executive officers then in the Company's employ. Mr. Schaller and the four Executive Vice Presidents each received options for 10,000 shares and each of the other executive officers received options for 4,000 shares, reflecting the decision that senior executives' greater responsibilities and opportunities to improve Company performance should be reflected in the size of the option award.

     In December 1993 (Fiscal 1994), on the recommendation of the Committee's then engaged benefits consulting firm, and to ensure the loyalty of senior management during a period of anticipated growth and profitability of the Company, the Compensation Committee authorized the Company to enter into employment agreements with Mr. Schaller and the four Executive Vice Presidents and change in control agreements with the other executive officers and certain other executives. Prior thereto, during Fiscal 1993, the Company entered into change in control agreements with Mr. Schaller, the four Executive Vice Presidents and one other executive officer. The employment agreements do not supersede the existing change in control agreements, which activate only if an executive's termination occurs without cause and not due to death, disability or voluntary termination, within eighteen months after a "change in control event" (as defined). The change in control agreements entered into during Fiscal 1993 were executed because the Company, at the time, did not have employment agreements with any executives, and the Compensation Committee believed that it was in the Company's best interests to provide an incentive for senior management to remain in the Company's employ notwithstanding the possible occurrence of a change in control.

     In Fiscal 1993, the Company approved a Supplemental Retirement Benefit Plan (the "SERP") for which only the President and the Executive Vice Presidents, upon attaining age 50, are eligible to participate. The SERP was implemented to serve as an incentive for senior executive performance over a period of longer than one year.

     A recent change in the tax laws substantially limits, to $150,000, the annual compensation which can be considered in calculating retirement benefits under a qualified retirement plan. The limitation on annual compensation will have a significant impact on the retirement income of the Company's senior management. To remedy the harsh result of the new tax law, in Fiscal 1994 the Company approved the implementation of an auxiliary nonqualified retirement plan, in which all employees with annual compensation in excess of $150,000 will participate. The effect of the plan, in conjunction with the Company's qualified pension plan, will be to provide retirement benefits as if the employees' full annual compensation had been taken into account under the qualified pension plan.

     The Compensation Committee welcomes written comment from the Company's shareholders concerning these programs. Comments should be marked "personal and confidential" and addressed to The Compensation Committee of the Board of Directors, Forstmann & Company, Inc., 1185 Avenue of the Americas, New York, New York 10036.

February 5, 1994
                         Compensation Committee of the Board of Directors

                              Steven M. Friedman, Chairman
                              Cameron Clark, Jr.

Comparative Performance by the Company
- --------------------------------------

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock with the cumulative total shareholder return of (i) a broad equity market index, and
(ii) a published industry index or peer group. Although such a chart would normally be for a five-year period, the Common Stock has been publicly traded only since March 4, 1992 and, as a result, the following chart commences as of such date. The Common Stock is compared with (i) the Nasdaq National Market Index (the "Nasdaq Index"), and (ii) a group of public companies, each of which manufactures fabric (the "Selected Peer Group"), and assumes an investment of $100 on March 4, 1992 in each of the Common Stock, the securities comprising the Nasdaq Index and the securities comprising the Selected Peer Group.


            Comparison of Cumulative Total Return among Forstmann &
                  Company, Inc. Common Stock, the Nasdaq Index
                          and the Selected Peer Group


                                 [INSERT TABLE]

                                      NASDAQ  PEER
      DATA POINTS:         FORSTMANN  INDEX   GROUP
                           ---------  ------  -----

       MARCH 4, 1992          $100     $100    $100
       APRIL 30, 1992         $ 84     $ 92    $ 96
       OCTOBER 31, 1992       $ 58     $ 88    $ 96
       APRIL 30, 1993         $ 74     $105    $104
       OCTOBER 30, 1993       $121     $124    $ 95

- ---------------

(1) The cumulative total return for the securities comprising the Nasdaq Index and the Selected Peer Group assumes the reinvestment of dividends. The total return for the Company's Common Stock does not assume the reinvestment of dividends, since no dividends have been declared on the Common Stock. The weighing of the securities comprising each index, according to their market capitalization, has been calculated at March 4, 1992 and at the beginning of each semi-annual period.

(2) The Nasdaq Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq National Market, on which the Company's Common Stock is traded.

(3)  The Selected Peer Group consists of securities of the following companies:
     Burlington Industries Equity, Inc., Concord Fabrics, Inc., Delta Woodside Industries, Inc., Dixie Yarns, Inc., Galey & Lord, Inc., Johnston Industries, Inc., Spring Industries, Inc. and Texfi Industries, Inc. The securities of Burlington Industries Equity, Inc. and Galey & Lord, Inc. first commenced public trading after March 4, 1992 and are included in the index commencing April 30, 1992.


Certain Relationships and Related Transactions
- ----------------------------------------------

     Odyssey Partners has been, directly or indirectly, the principal shareholder of the Company since December 1988. See "Ownership of Equity Securities". Steven M. Friedman, a director of the Company, was a general partner of Odyssey Partners until December 31, 1993. Michael E. Barker, also a director of the Company, is a principal of Odyssey Partners. Information concerning certain transactions between the Company and Odyssey Partners is set forth in "Compensation Committee Interlocks and Insider Participation" above.

     The Company grants credit to certain customers, primarily in the menswear, womenswear and outerwear apparel industries, which industries generally have experienced an economic downturn. The ability of such customers to honor their debts is somewhat dependent upon the apparel business sector. During Fiscal 1993, several of the Company's customers filed for protection under the Federal Bankruptcy Code, which customers, at the time of their filings, owed the Company an aggregate of approximately $2.9 million. Odyssey Apparel, L.P., an affiliate of Odyssey Partners, is a principal shareholder of one of such customers, Taren Holdings, Inc. ("Taren"), and Steven M. Friedman, a director of the Company, is a director of The Leslie Fay Companies, Inc. ("Leslie Fay"), another of such customers. All sales to Leslie Fay and Taren were made by the Company in the ordinary course on an arms-length basis, and prices charged, terms of sale and credit decisions were no less favorable to the Company than would have been obtained in other comparable transactions by the Company with any other customer of the Company. At the time that it filed for reorganization in April 1993, Leslie Fay owed the Company an aggregate of approximately $1.9 million of receivables, which were sold to an unrelated third party, without recourse, on June 30, 1993, for a cash payment of 80% thereof. At the time that Taren filed for reorganization in August 1993, it owed the Company an aggregate of approximately $0.4 million. Leslie Fay has obtained $150 million of debtor-in-possession financing and the Company continues to do business with it under thirty-day payment terms.

     Stephen Berger, the proposed nominee of Odyssey Partners for election to the Board of Directors, was an Executive Vice President of General Electric Capital Corporation ("GECC") until July 1993. The Company, as of October 30, 1992, entered into a five-year loan agreement (the "Loan Agreement") with GECC, as agent and lender. Subject to certain borrowing base limitations, the Loan Agreement provides for a maximum available non-amortizing revolving loan of $85 million (the "Revolving Loan") and provided for a term loan of $15 million (the "Term Loan"). On April 5, 1993, the Company prepaid in full the Term Loan. Borrowings under the Revolving Loan bear interest, at the Company's option as provided in the Loan Agreement, at a floating rate or a fixed rate, payable monthly. The floating rate is equal to 1.5% per annum above the greater of the (i) average prime rate of interest announced by four specified banking institutions, and (ii) annual yield on 90-day commercial paper of certain major corporations. The fixed rate is 3.0% per annum above LIBOR. The obligations of the Company under the Loan Agreement are secured by liens on substantially all of the Company's assets. The Loan Agreement contains various restrictions and requires the Company to satisfy certain financial performance criteria, typical of a commercial loan arrangement similar to the Loan Agreement. GECC, for the account of each of the lenders party to the Loan Agreement, is entitled to a fee of 0.5% per annum on the average daily unused portion of the Revolving Loan. GECC, for its own account, is entitled to an agency fee of $150,000 per annum, payable on each November 13 through 1996 and is entitled to fees in connection with extending and making available letters of credit. During Fiscal 1993, the highest amount outstanding under the Loan Agreement was $81,394,500 and the Company paid GECC an aggregate of $4,362,412 in interest, $23,683 in letter of credit fees, $102,022 in unutilized facility fees, $150,000 in agency fees, $97,830 in reimbursement of origination costs and $1,225,000 in commitment and origination fees. As of October 31, 1993, the Company had net borrowings under the Loan Agreement of approximately $47.2 million at an interest rate of 6.1875% per annum.

     On February 7, 1994, the Company approved an indemnity agreement (the "Indemnity Agreement") with each of its directors and certain of its executive officers, which provides that the indemnitee will be entitled to receive indemnification to the full extent permitted by law for all expenses, judgments, fines, penalties and settlement payments incurred by the indemnitee in actions brought against the indemnitee in connection with any act taken in the indemnitee's capacity, and within the indemnitee's scope of authority, as a director or executive officer of the Company. The Indemnity Agreement also requires the Company to maintain its current level of directors' and officers' liability insurance for so long as the indemnitee may be subject to any possible, threatened or pending action, unless the cost of such insurance is more than 150% of the annualized cost thereof in Fiscal 1994.


                  AMENDMENT OF THE COMMON STOCK INCENTIVE PLAN
                           (ITEM 4 ON THE PROXY CARD)

     The Company's Common Stock Incentive Plan, which was approved by the Company's shareholders at the 1993 Annual Meeting, provided for the issuance of up to 450,000 shares of Common Stock. As of February 1, 1994, options with respect to 3,032 shares of Common Stock had been exercised, options with respect to 244,168 shares of Common Stock were outstanding and 202,800 shares of Common Stock were available for future grants. Although the Board of Directors does not have any current intention to grant additional options under the Common Stock Incentive Plan, because of the relatively small number of remaining available shares, the Board of Directors, on February 7, 1994, authorized, subject to shareholder approval at the Annual Meeting, an amendment to the Common Stock Incentive Plan increasing the number of shares of Common Stock reserved for issuance thereunder from 450,000 shares to 700,000 shares. The additional 250,000 shares of Common Stock represent approximately 4.5% of the Company's issued and outstanding shares of Common Stock.

Summary of the Common Stock Incentive Plan
- ------------------------------------------

General

     The Common Stock Incentive Plan is intended primarily to (i) assist the Company in recruiting and retaining employees with ability and initiative by enabling them to participate in the future success of the Company, and (ii) associate the interests of such employees with those of the Company and its shareholders. The Common Stock Incentive Plan permits the grant of options that are incentive stock options ("ISOs") within the meaning of Section 422 of the Code. Options granted under the Option Plan that do not meet such requirements are non-qualified stock options ("NSOs").

     The Common Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, the members of which are (i) ineligible to participate in the Common Stock Incentive Plan and have not been granted options under the Common Stock Incentive Plan or any other plan of the Company during the one-year period prior to becoming a member of the Compensation Committee, or
(ii) otherwise deemed to be "disinterested persons" within the meaning of
Section 16 of the Exchange Act. A director of the Company who is also an employee of the Company may be granted options under the Common Stock Incentive Plan. However, a member of the Compensation Committee who is an employee of the Company may not participate in the Common Stock Incentive Plan during any time that such participation would prevent the Compensation Committee from being "disinterested" for purposes of Section 16 of the Exchange Act.

     The Compensation Committee has the authority to grant options upon such terms (not inconsistent with the provisions of the Common Stock Incentive Plan) as the Compensation Committee may consider appropriate. Options granted under the Common Stock Incentive Plan entitle the optionee to purchase from the Company a stated number of shares of Common Stock at the price established by the Compensation Committee.

     The Compensation Committee has the authority to interpret all provisions of the Common Stock Incentive Plan, to prescribe the form of any written agreement between the Company and an optionee (specifying the terms and conditions of the option granted), to adopt, amend and rescind rules and regulations pertaining to the administration of the Common Stock Incentive Plan and to make all other determinations necessary or advisable for the administration of the Common Stock Incentive Plan. All decisions made and action taken by the Compensation Committee with respect to the Common Stock Incentive Plan and its administration are final and conclusive.

     The Board of Directors may terminate the Common Stock Incentive Plan and may amend it from time to time, but no amendment will become effective until shareholder approval is obtained if the amendment materially (i) increases the benefits accruing to optionees, (ii) increases the aggregate number of shares of Common Stock that may be issued, or (iii) changes the requirements as to eligibility for participation. No amendment is permitted to affect adversely any rights of an optionee unless the optionee consents thereto.

     No option may be granted under the Common Stock Incentive Plan after September 17, 2002. Options granted before expiration or termination of the Common Stock Incentive Plan remain valid in accordance with their terms after expiration or termination of the Common Stock Incentive Plan.

     The Common Stock Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not intended to be qualified under Section 401(a) of the Code.


Securities Offered Under the Common Stock Incentive Plan

     The Common Stock Incentive Plan provides that eligible participants may be granted ISOs or NSOs which, upon exercise, will entitle the optionee to purchase shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued under the Common Stock Incentive Plan is 450,000 shares (which will be increased to 700,000 shares if the amendment to the Common Stock Incentive Plan is approved by the shareholders at the Annual Meeting), subject to increases and adjustments as provided in the Common Stock Incentive Plan.


Employees Who May Participate in the Common Stock Incentive Plan

     Any of the Company's approximately 2,900 employees is eligible to participate in the Common Stock Incentive Plan if the Compensation Committee, in its sole discretion, determines that such employee has contributed or can be expected to contribute to the profits or growth of the Company, although it is anticipated that participants will be selected only from the Company's management level employees (which group constitutes approximately 8.5% of all employees). The granting of an option does not confer upon the optionee any right to continue in the services of the Company or in any way affect any right or power of the Company to terminate the services of the optionee at any time.


Issuance and Exercise of Options

     The Compensation Committee designates individuals to whom options are to be granted and specifies the number of shares of Common Stock subject to each grant. The price per share for Common Stock purchased on the exercise of an option is determined by the Compensation Committee on the date of grant, but if the option is an ISO, the exercise price may not be less than the fair market value of the Common Stock on the date the ISO is granted (or less than 110% of the fair market value of the Common Stock if the ISO is granted to an individual owning more than 10% of the total combined voting power of all classes of capital stock of the Company at the time such ISO is granted to such individual (a "Ten Percent Shareholder")). Fair market value of the Common Stock, while the Common Stock is traded on the Nasdaq National Market, is the average of the published high and low sales prices (or published daily bid and asked prices), as published in The New York Times or The Wall Street Journal with respect to
                ------------------    -----------------------
the day immediately prior to the date on which fair market value is being determined, and if there is no published price with respect to such day then on the next preceding day on which prices were published. On February __, 1994, the fair market value of the Common Stock was $____ per share. The Compensation Committee may not grant an ISO which is first exercisable in any calendar year for shares of Common Stock having an aggregate fair market value (determined as of the date the ISO is granted) exceeding $100,000.

     An option may be exercised beginning on the date of grant unless another date is established by the Compensation Committee. Generally, an optionee must be an employee of the Company on the date of exercise of an ISO, except in the event of death, disability or termination of employment without cause, in which case the optionee or the optionee's representative must exercise such option within the time period set forth in the written agreement between the Company and the optionee specifying the terms and conditions of the option grant. Subject to the foregoing, different terms and conditions regarding the exercise of an option may be imposed with respect to different options and with respect to different optionees.

     The maximum period in which an option may be exercised is determined by the Compensation Committee on the date of grant, except that an ISO may not be exercisable more than ten years from the date of grant (or five years if the ISO is granted to a Ten Percent Shareholder).

     An option is deemed to have been exercised on the date written notice of exercise is received by the Company from the optionee, accompanied by payment of the option price. An option may be exercised in whole at any time, or in part from time to time, in compliance with such requirements as the Compensation Committee determines. Payment of the option price may be made in cash, shares of Common Stock or any other consideration acceptable to the Compensation Committee. The Company may lend an optionee all or part of the exercise price of an option, but the maximum loan amount may not exceed the then-current market value of the shares of Common Stock being acquired with the loan proceeds at the time of the loan and the loan must be in accordance with Regulation G and the other applicable rules and regulations of the Federal Reserve Board then in effect.

     Upon exercise of an option, an optionee will purchase the shares of Common Stock directly from the Company for the option price set forth in the written agreement between the Company and the optionee, without the imposition of any fees, commissions or other charges, other than payments required to be withheld by the Company in order to comply with applicable tax withholding requirements. The proceeds received by the Company from the exercise of an option are to be used for general corporate purposes.


Transfer Restrictions

     An option granted under the Common Stock Incentive Plan is not transferable, except by will or by the laws of descent and distribution, in which event the entire option must be transferred to the same person or entity. During an optionee's lifetime, the option may be exercised only by the optionee. An optionee's right or interest in an option may not be subject to any lien, obligation or liability.

     No option will be exercisable, no shares of Common Stock will be issued, no certificates for shares of Common Stock will be delivered and no payment will be accepted under the Common Stock Incentive Plan unless, in the opinion of counsel for the Company, such action is in compliance with all federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all national securities exchanges or self-regulatory organizations on which the shares of Common Stock may then be listed or traded.

     The 450,000 shares of Common Stock currently issuable under the Common Stock Incentive Plan have been registered with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") on Form S-8, and it is the intention of the Company to so register any additional shares of Common Stock authorized for issuance under the Common Stock Incentive Plan. As a result, shares of Common Stock issued on the exercise of an option are freely tradeable unless the optionee is deemed to be an affiliate of the Company at the time of such trade. Thus, an optionee who is not an affiliate may resell without any restrictions the shares of Common Stock acquired upon exercise of an option. An optionee who is an affiliate of the Company may transfer the shares of Common Stock obtained upon exercise of an option (i) publicly pursuant to Rule 144 under the Securities Act, subject to certain volume limitations, or
(ii) in a private transaction, if the purchaser understands that "restricted securities" are being acquired, which are subject to the same limitations on transfer that applied to the optionee and the transaction is otherwise exempt from the registration requirements of the Securities Act.


Options Granted under the Common Stock Incentive Plan
- -----------------------------------------------------

     In September 1992, the Compensation Committee granted ISOs at $9.00 per share, exercisable on or after November 1, 1993, to Christopher L. Schaller for 65,000 shares of Common Stock and to each of Richard Pactor, Fred D. Matheson, William B. Towne and Peter Roaman for 12,500 shares of Common Stock. The fair market value of the Common Stock at the time was $5.25 per share.

     In December 1992, the Compensation Committee granted ISOs to 130 management-level employees of the Company for an aggregate of 137,800 shares of Common Stock at an exercise price of $6.75 per share, the fair market value of the Common Stock on the date of grant. The optionees consisted of Messrs. Schaller, Matheson, Pactor, Roaman, and Towne, each of whom was granted an ISO for 10,000 shares of Common Stock, and 125 management-level employees of the Company, each of whom was granted an ISO for between 100 shares and 4,000 shares of Common Stock. These options first became exercisable on December 8, 1993, at the annual rate of one-third thereof over a period of three years.

     The Compensation Committee does not have any current intention to grant additional options under the Common Stock Incentive Plan.


Federal Income Tax Consequences
- -------------------------------

     The grant of an option under the Common Stock Incentive Plan does not result in any tax consequences to the Company or the optionee. The tax consequences of exercising an option or disposing of Common Stock purchased by an optionee upon exercise of an option ("option stock") depend upon whether the option is an ISO or a NSO.

     If an optionee exercises a NSO, the optionee generally must include in gross income, as compensation for the taxable year in which the option stock becomes substantially vested, an amount equal to the excess of the fair market value of the option stock at the time it becomes substantially vested over the exercise price for the option stock, and the Company will be entitled to a tax deduction in the same amount. At disposition, appreciation (or depreciation) of the option stock, after the date of exercise, generally is treated as capital gain (or loss), long-term or short-term, depending upon the length of time elapsed between the time when the option stock became substantially vested and the time of disposition.

     If an optionee exercises an ISO, the optionee does not recognize income upon exercise, provided that the optionee was an employee of the Company at all times from the date when the option was granted until not less than three months before exercise. (This three-month period is extended to one year if the optionee's employment terminates as a result of a permanent and total disability, and is waived in the case of the optionee's death while employed by the Company.) However, the excess of the fair market value at the time of exercise of the option stock over the exercise price generally constitutes an item of tax preference and, thus, must be added to the optionee's taxable income for purposes of determining the optionee's alternative minimum tax liability for the taxable year of the exercise. If an optionee exercises an ISO and fails to satisfy the three-month (or one-year) employment period requirement, the option is generally treated as a NSO.

     If (i) an optionee disposes of option stock acquired pursuant to an ISO less than one year prior to acquisition, and (ii) the amount realized in the disposition exceeds (or is less than) the exercise price, then the optionee must include in gross income, as capital gain (or loss) for the taxable year of the disposition, an amount equal to the difference between the amount realized in the disposition over the exercise price, and the Company is not entitled to any deduction with respect thereto.

     If (i) an optionee disposes of option stock acquired pursuant to an ISO more than one year after the option stock was acquired, and (ii) the amount realized in the disposition exceeds both the exercise price and the fair market value of the option stock on the date of exercise, then the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of such fair market value over the exercise price, and must include in gross income as gain an amount equal to the excess of the amount realized in the disposition over such fair market value, and the Company is entitled to a deduction of such amounts. The gain is generally treated as capital gain, long-term or short-term, depending upon the length of time elapsed between the time when the option stock was acquired and the time of the disposition. If, instead, the amount realized in the disposition exceeds the exercise price, but is less than the fair market value of the option stock on the date of exercise, the optionee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of the amount realized over the option price, and the Company is entitled to a deduction of such amount. If the exercise price exceeds the amount realized in the disposition, the optionee is allowed to deduct an amount equal to the excess as a capital loss for the taxable year of the disposition. The loss is generally treated as capital loss, long-term or short-term, depending upon the length of time elapsed between the time the option stock was acquired and the time of the disposition.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMMON STOCK INCENTIVE PLAN.

                  AMENDMENT TO THE ARTICLES OF INCORPORATION
                          (ITEM 5 ON THE PROXY CARD)

          The Company's Amended and Restated Articles of Incorporation (the "Articles") currently authorize the issuance by the Company of up to 10,000,000 shares of Common Stock, of which 5,585,380 shares are issued and outstanding as of the Record Date and 450,000 shares are reserved for issuance under the Company's Common Stock Incentive Plan, leaving 3,964,620 shares available for other corporate purposes.

          The Board of Directors believes that it would be in the best interests of the Company to increase the number of authorized shares of Common Stock because a larger number would provide the Company with greater flexibility in effecting financing, stock distributions and other transactions involving the use of Common Stock. The Board of Directors has no current intentions to effect any transactions which would involve the issuance of additional shares of Common Stock. The proposed increase in the number of authorized shares of Common Stock will not change the number of shares of Common Stock currently outstanding or the rights of the holders of the Common Stock. Shareholders will not have any preemptive rights to acquire the Common Stock authorized by this amendment upon the issuance thereof.

          Depending upon the nature and terms thereof, the issuance of additional shares of Common Stock could, under certain circumstances, render more difficult or discourage an attempt to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to take over the Company. The proposed increase in the number of authorized shares of Common Stock is not in response to, and is not being presented to deter, any effort to obtain control of the Company.

          The Board of Directors will have full authority to issue the entire amount of additional authorized but unissued shares of Common Stock for such purposes and on such terms as it may determine without further action on the part of the shareholders. However, any such issuance would be subject to the requirements of applicable law, governmental and other regulatory bodies and any national securities exchange or self-regulatory organizations on which the shares of Common Stock may then be listed or traded. The Nasdaq National Market, on which the Common Stock is now traded, currently requires shareholder approval in connection with the private offering by the Company of its Common Stock where the issuance of additional shares of Common Stock could increase the number of outstanding shares by 20% or more, if such issuance is in connection with an acquisition or is for an amount less than the greater of the book value or the market value of the Common Stock.

          The Board of Directors, on February 7, 1994, approved an amendment to the Company's Articles, subject to shareholder approval, increasing the number of authorized shares of Common Stock to 20,000,000 shares. The proposed amendment would amend the first sentence of Article FIFTH of the Articles to read as follows (changes underlined):

          The corporation shall have authority to issue (i) 20,000,000 shares of
                                                            ----------
     common stock, $.001 par value (the "Common Stock"), (ii) 120,000 shares of non-voting common stock, $.001 par value (the "Non-Voting Common Stock"), and (iii) 100,000 shares of preferred stock, $1.00 par value, which shall be designated 4% Senior (Pay-in-Kind) Preferred Stock (the "Preferred Stock").

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES.


                       SELECTION OF INDEPENDENT AUDITORS
                           (ITEM 6 ON THE PROXY CARD)

     The Board of Directors, upon the recommendation of the Audit Committee, has selected, subject to ratification by the shareholders, the firm of Deloitte & Touche as the independent auditors for the Company to audit the Company's financial statements for the fiscal year ending October 30, 1994. Deloitte & Touche has served as the independent auditors for the Company and its predecessor since 1985. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement if such firm desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS.


              SHAREHOLDERS' PROPOSALS FOR THE 1995 ANNUAL MEETING

     A shareholder who desires to include a proposal in the proxy material relating to the 1995 Annual Meeting of Shareholders of the Company must submit the same in writing, to be received at the principal executive office of the Company (to the attention of the Secretary) on or before October 1, 1994 for the proposal to be considered for inclusion in the Company's proxy statement for the meeting. The proposal must also meet the other requirements of the Securities and Exchange Commission relating to shareholder proposals required to be included in the Company's proxy statement.


                                 OTHER MATTERS

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

     The Company will bear the cost of the Annual Meeting of Shareholders and the cost of soliciting proxies on behalf of the Board of Directors. Directors, officers and regular employees of the Company (none of whom will be specifically compensated for such services), in addition to solicitation by mail, may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to their principals, at the Company's expense.

     Upon request, the Company will furnish without charge to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for Fiscal 1993, including the financial statements, notes to the financial statements and the financial schedules contained therein. Copies of any exhibits thereto may be requested upon the payment of a reasonable duplicating charge. Requests should be directed to Jane S. Pollack, Secretary, Forstmann & Company, Inc., 1185 Avenue of the Americas, New York, New York 10036.


                              By Order of the Board of Directors


                              Jane S. Pollack
                              Secretary

February [__], 1994

                               ------------------

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                            GRAPHICS APPENDIX LIST


Proxy Statement                    Description of Graphic
  Page Where                                 or
Graphic Appears                        Cross Reference
- ---------------                    ----------------------

  Page 22 Comparison of Cumulative Total Return among Forstmann & Company, Inc. Common Stock, the Nasdaq Index and the selected Peer Group, with the vertical axis representing cumulative total return on a $100 investment invested March 4, 1992, and the horizontal axis representing time periods beginning at March 4, 1992 and at the beginning of each semi-annual period thereafter.

                               Preliminary Copy


                           FORSTMANN & COMPANY, INC.
            PROXY - ANNUAL MEETING OF SHAREHOLDERS - MARCH 30, 1994
                (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

     The undersigned shareholder of Forstmann & Company, Inc. hereby constitutes and appoints Christopher L. Schaller, Rodney J. Peckham and Jane S. Pollack, and each and any of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Shareholders of Forstmann & Company, Inc. to be held at The 60 East Club, 60 East 42nd Street, New York, New York on Wednesday, March 30, 1994 at 10:00 A.M., and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR EACH OF THE ABOVE PROPOSALS.

1.   Proposal to ratify the amendment to the By-Laws.

     FOR  [_]       AGAINST  [_]    ABSTAIN  [_]


2.   Election of five directors nominated by the Board of Directors.

     FOR all nominees listed below (except as indicated to the contrary below) [_]

          Michael E. Barker, Cameron Clark, Jr.,
          Steven M. Friedman, F. Peter Libassi,
          Christopher L. Schaller.

     WITHHOLD AUTHORITY to vote for all nominees  [_]

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE SUCH NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------


3. Election of one additional director being nominated by Odyssey Partners, L.P.

     FOR the nominee listed below, subject to adoption of Proposal 1 [_]

                                 Stephen Berger

     WITHHOLD AUTHORITY to vote for the nominee [_]

4.   Proposal to amend the Common Stock Incentive Plan.

     FOR  [_]       AGAINST  [_]    ABSTAIN  [_]

5.   Proposal to amend the Amended and Restated Articles of Incorporation.

     FOR  [_]       AGAINST  [_]    ABSTAIN  [_]


6. Proposal to ratify the selection of Deloitte & Touche as the independent auditors for the fiscal year ending October 30, 1994.

     FOR  [_]       AGAINST  [_]    ABSTAIN  [_]

     PROPOSAL 3 IS BEING PROPOSED BY ODYSSEY PARTNERS, L.P., THE COMPANY'S MAJORITY SHAREHOLDER, AND IS CONDITIONED ON THE ADOPTION OF PROPOSAL 1. EACH OF THE OTHER FOREGOING MATTERS HAS BEEN PROPOSED BY THE BOARD OF DIRECTORS AND IS INDEPENDENT AND NOT CONDITIONED ON THE APPROVAL OF ANY OTHER MATTER.


7. In their discretion, upon such other matters as may come properly before the meeting.

     Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

     Receipt is acknowledged of the Notice of Annual Meeting of Shareholders, the Proxy Statement accompanying such Notice and the Annual Report to Shareholders for the fiscal year ended October 31, 1993.

     In Witness Whereof, the undersigned has signed this Proxy.

                         Dated: ______________________, 1994

                         -----------------------------------
                              Shareholder(s) signature(s)

                         -----------------------------------
                              Shareholder(s) signature(s)

                         Note: Signature(s) of shareholder(s) should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.


NOTE: THIS PROXY, PROPERLY FILLED IN, DATED AND SIGNED, SHOULD BE RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE.